Exhibit 10.31
AMENDMENT ONE
TO THE
CASH AMERICA INTERNATIONAL, INC.
2004 LONG-TERM INCENTIVE PLAN
     By action of the Board of Directors of Cash America International, Inc. (the “Company”) on January 25, 2006, the Cash America International, Inc. 2004 Long-Term Incentive Plan (the “Plan”) is hereby amended as follows:
1. Section 12(b)(iii) of the Plan is amended by removing the second, third and fourth sentences, which permit a Director to elect to receive lump sum distributions of directors fees deferred under the Plan in the form of cash rather than Company Common Stock, and by removing a reference to cash distributions in the next-to-last sentence. As amended, such Section shall read as follows:
(iii) If the Outside Director elects to receive a lump sum distribution, the trustee of the trust shall distribute such shares of common stock free of restrictions within 60 days after the Outside Director’s termination Date or a later date elected by the Outside Director (no later than the mandatory retirement age of the Outside Director). If an Outside Director elects to receive payments in installments, the distribution shall commence within 60 days after the Outside Director’s termination date and will be made in shares of common stock. Notwithstanding anything to the contrary contained herein, any fractional shares of common stock shall be distributed in cash to the Outside Director.

CASH AMERICA INTERNATIONAL, INC.
BY: /s/ Curtis Linscott
J. Curtis Linscott, Vice President, General Counsel
and Secretary